Exhibit 99.1

Depomed’s Board of Directors Unanimously Rejects Purported Revised, Highly Conditional, Unsolicited Proposal from Horizon Pharma plc

Board Concludes that Proposal is Inadequate, Undervalues Depomed in Light of the Company’s Standalone Prospects and is Not in the Best Interest of Shareholders

Purported Increase Does Not Reflect Any Increase in the Amount of Stock that Depomed Shareholders Would Receive

NEWARK, Calif., July 29, 2015 /PRNewswire/ — Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today announced that its Board of Directors, after careful consideration and with the assistance of its independent financial and legal advisors, has unanimously rejected the purported revised, highly conditional, unsolicited and non-binding proposal from Horizon Pharma plc (NASDAQ: HZNP) (“Horizon”) to acquire all of the outstanding shares of Depomed in an all-stock transaction (the “July 21 Proposal”).

The Depomed Board concluded that the July 21 Proposal is inadequate and not in the best interests of Depomed and its shareholders.  The Depomed Board believes that the July 21 Proposal substantially undervalues Depomed’s business and does not reflect the inherent value of Depomed in light of its standalone prospects. The Board strongly believes that an independent Depomed will create significant and sustainable value for its shareholders both in the short and long-term, through the focused execution of the Company’s business plan and strategic vision.

The Depomed Board also notes that the purported increase in the July 21 Proposal does not reflect any increase in the amount of Horizon stock that the Depomed shareholders would receive, nor any increase in the pro-forma ownership for the Depomed shareholders, in each case as compared to Horizon’s prior proposal first communicated in May.  The purported “increase” in Horizon’s July 21 Proposal is the result of the trading price of Horizon’s stock having increased since it made its initial proposal.

“Horizon’s purported revised, unsolicited proposal does not reflect the value inherent in Depomed’s business, nor does it reflect Depomed’s compelling prospects for long-term growth and value creation,” commented Peter D. Staple, Depomed’s Chairman of the Board. “Our Board continues to believe that the timing of Horizon’s proposal is opportunistic as the combination would transfer the future value of Depomed to Horizon at a price we believe does not represent the value of our assets, business and prospects.”

Jim Schoeneck, President and CEO of Depomed added, “As demonstrated by the Company’s record sales and cash flow during the second quarter, Depomed continues to drive tremendous value for shareholders and has significant growth opportunities that extend well into the next decade. It is evident that Depomed is in a period of accelerated growth and our results clearly demonstrate that we are on the right track to becoming one of the top five pharmaceutical pain companies in the United States by 2016, based on branded revenue. We are confident that executing our strategic plan is the best path forward and one that will deliver more value to Depomed shareholders than Horizon’s inadequate proposal.”

The following is the text of the letter that was sent on July 29, 2015, to Horizon’s Chairman, President and Chief Executive Officer, Timothy Walbert:

July 29, 2015

Timothy P. Walbert
Chairman of the Board, President and Chief Executive Officer
Horizon Pharma plc
Connaught House, 1st Floor, 1 Burlington Road
Dublin 4, Ireland

Dear Tim:

The Board of Directors of Depomed, Inc. received your letter dated July 21, 2015 communicating a purported revised, highly conditional, unsolicited proposal that Horizon Pharma plc acquire all of the outstanding shares of Depomed in an all-stock transaction (the “July 21 Proposal”).

As a threshold matter, I note that Horizon’s July 21 Proposal does not reflect any increase in the amount of Horizon stock that the Depomed shareholders would receive, nor any increase in the pro-forma ownership for the Depomed shareholders, in each case as compared to your prior proposal first communicated in May.  The purported “increase” in your July 21 Proposal is the result of the trading price of Horizon’s stock having increased since it made its initial proposal. Therefore, the characterization of your Revised July 21 Proposal as a “price increase” in your public statements last week is disingenuous, in our view.

In fact, we believe your decision not to include an exchange ratio for your initial proposal or purported revised proposal, and your decision to pre-announce earnings the day before the July 21 Proposal, misled the market about the substance of your proposal.

After careful consideration, including a thorough review of the terms and conditions of the July 21 Proposal with Depomed’s financial and outside legal advisors, and consistent with its fiduciary duties under applicable law, the Depomed Board, by unanimous vote, has determined that the July 21 Proposal is inadequate and not in the best interests of Depomed and its shareholders.  The Depomed Board believes that the July 21 Proposal substantially undervalues Depomed’s business and does not reflect the inherent value of Depomed in light of its standalone prospects.

In reaching its determination to reject the July 21 Proposal, the Depomed Board considered numerous factors in consultation with Depomed’s management and Depomed’s financial and legal advisors, including, but not limited to, the following:

1.  The July 21 Proposal is inadequate and we believe substantially undervalues Depomed’s current financial performance and future growth prospects.

Depomed has an established track record of delivering shareholder value through the successful execution of its acquisition and commercialization strategy.  The Depomed Board believes that Depomed is in a period of significant growth given the highly successful execution of its acquisition and commercialization strategy.

•                  The Company’s financial and share price performance over the last three years speaks to the soundness of Depomed’s strategy and its ability to create value for its shareholders.  At the midpoint of Depomed’s updated 2015 guidance, the Company’s product sales will have achieved at a compounded annual growth rate since 2012 of 129%.  Since the beginning of 2013, Depomed’s share price has increased approximately 431%, as of July 28, 2015.

•                  Depomed has created significant value through strong commercial execution of its product portfolio.

•                  We believe that NUCYNTA has blockbuster potential — an even bigger opportunity than we originally anticipated — and we’ve just relaunched NUCYNTA with our new product positioning and expanded commercial efforts that we initiated in mid-June.

•                  Gralise has continued its strong growth trajectory, with year over year growth of 38% in the second quarter.

•                  Depomed has demonstrated the ability to grow products post acquisition, having increased product net sales for Cambia and Lazanda of over 45% and 375%, respectively, since their acquisition.

Depomed expects its promising outlook to create significant near-term and long-term value for shareholders.  The Depomed Board is confident in Depomed’s potential to create shareholder value on the basis of many factors, including its products’ strong intellectual property protection and its ability to complete accretive and strategic acquisitions, such as NUCYNTA, to further expand and diversify its business.

2. Depomed’s second quarter 2015 business and financial performance reflect a continued period of accelerated growth.

Depomed has rapidly become a leading company in the pain and neurology marketplace. The Company has achieved significant net product revenue growth that positions us to continue to deliver substantial value to our shareholders in both the immediate and long term. Growth in the second quarter was led by our flagship product NUCYNTA, which had a strong performance in the first quarter of the Company distributing the product. Second quarter highlights include:

•                  Record quarterly net product sales for the second quarter of 2015 were $94.3 million, an increase of 234% compared to $28.2 million for second quarter of 2014 and an increase of 198% compared to $31.7 million for first quarter of 2015;

•                  Second quarter 2015 cash increase of $55 million.

Depomed is highly confident in its ability to continue to increase shareholder value by successfully executing its strategy for the NUCYNTA franchise and its other differentiated products.  In April 2015, Depomed acquired the U.S. rights to the NUCYNTA franchise in a transformational transaction for the Company.

•                  The NUCYNTA franchise is a flagship product for Depomed in the multi-billion dollar pain market and Depomed recorded full second quarter NUCYNTA net sales of $56.7 million.

•                  The product franchise was officially re-launched in mid-June with an expanded sales force of 275 plus full marketing and medical support.

•                  The Depomed Board believes that the NUCYNTA franchise will significantly increase the Company’s product revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share, and cash flow in 2015 and beyond.

This, together with Depomed’s other significant growth opportunities that extend well into the next decade, makes the timing of theJuly 21 Proposal disadvantageous to Depomed’s shareholders.

3.We believe the July 21 Proposal does not appropriately reflect Depomed’s contribution to the pro forma enterprise.

The proposal outlined in your letter dated July 7 suggests that Depomed shareholders would own only approximately 25% of the combined company. However, Depomed’s preliminary analysis shows that the Company’s contribution across various metrics such as revenue, EBITDA and unlevered free cash flow would be much greater.

4.  The July 21 Proposal fails to appropriately compensate Depomed’s shareholders for the significant synergies that Horizon claims would be created by a business combination between Horizon and Depomed.

As noted in Horizon’s July 7 press release, Horizon believes that a combination of the companies could yield significant synergies. As stated above, the July 21 Proposal does not appropriately reflect Depomed’s contribution to the pro forma enterprise on a stand-alone basis, let alone its contribution after the realization of potential operating synergies and tax savings.

•                  With regards to operating synergies, even if Horizon were to retain Depomed’s salesforce, there exist meaningful cost synergies in both the general and administrative infrastructure of Depomed.

•                  Horizon will also accrue meaningful tax savings as part of this transaction.  A reduction in Depomed’s effective tax rate would substantially increase Depomed’s contribution to Horizon.

5.  We believe the July 21 Proposal is opportunistic and takes advantage of a temporary decrease in Depomed’s stock price.

The timing of Horizon’s unsolicited proposal allows Horizon to offer inadequate consideration while claiming that it is offering a significant premium.  The July 21 Proposal is an insignificant premium over $28.16, the 52-week high of Depomed common stock onApril 27, 2015, only one month prior to Horizon’s initial offer to acquire Depomed.  Equally important, as explained above, the Depomed Board believes that Depomed is in a period of significant growth and is highly confident in Depomed’s ability to deliver shareholder value by successfully executing its strategy for the NUCYNTA franchise and its other differentiated products.

6.  We believe that Horizon’s stock and business model present significant risks and uncertainties for Depomed shareholders.

We believe there are risks to Horizon’s business model that are not reflected in its stock price.

The Depomed Board believes that Horizon’s urgency in buying Depomed evidences its concerns with its own long-term growth prospects.  Horizon’s business model focuses on serial acquisitions and price increases. Thus, the Depomed Board believes that Horizon needs to complete the Depomed transaction or another significant transaction to sustain its business model.  In contrast, Depomed’s continued strong performance and long-term projections suggest that the urgency of Horizon’s unsolicited proposal benefits Horizon, not Depomed’s shareholders.

Conclusion

For the reasons stated above, among others, the Depomed Board unanimously rejects your July 21 Proposal.  The Board strongly believes that an independent Depomed will create significant and sustainable value for its shareholders both in the short and long-term, through the focused execution of our business plan and strategic vision.

On behalf of the Board of Directors

/s/ Jim Schoeneck

Jim Schoeneck

President and Chief Executive Officer

Morgan Stanley & Co. LLC and Leerink Partners LLC are serving as financial advisors to Depomed and Baker Botts L.L.P. and Gibson, Dunn & Crutcher LLP are serving as legal counsel.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Our NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, and NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise, Nucynta ER and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found atwww.depomed.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE Depomed, Inc.

Investor Contact: Depomed, Inc.,

August J. Moretti
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510-744-8000

amoretti@depomed.com

or

Christopher Keenan

VP, Investor Relations and Corporate Communication

510-744-8000

ckeenan@depomed.com

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